JOINT FIDELITY BOND AGREEMENT

as of November 30, 2006

W I T N E S S E T H

WHEREAS, Domini Social Trust (formerly known as Domini Social Index Portfolio) (the “Master Trust”),  Domini Social Investment Trust (the “Investment Trust”), Domini Institutional Trust (the “Institutional Trust”), and Domini Advisor Trust (the “Advisor Trust”), (collectively, the “Insureds”), and Domini Social Investments LLC (“Domini”) (collectively with the Insureds, the “Parties”) are named insureds under a financial institution fidelity bond issued by National Union Fire Insurance Company, such policy to be amended and/or replaced from time to time (the “Policy”); and

WHEREAS, Domini acts as manager of the Domini Social Equity Trust (formerly known as the Domini Social Index Trust) (the “Equity Trust”), the Domini European Social Equity Trust (the “European Trust”), the Domini PacAsia Social Equity Trust (the “PacAsia Trust”),  and the Domini EuroPacific Social Equity Trust (the “EuroPacific Trust”), each a series of the Master Trust, and of the Domini Social Bond Fund (the “Bond Fund”), a series of the Investment Trust; and

WHEREAS, each of the Domini Social Equity Fund, a series of the Investment Trust, the Domini Institutional Social Equity Fund, a series of the Institutional Trust, and the Domini Social Equity Portfolio, a series of the Advisor Trust,  invests its assets in the Equity Trust; and

WHEREAS, each of the Domini European Social Equity Fund, a series of the Investment Trust, and the Domini European Social Equity Portfolio, a series of the Advisor Trust, invests its assets in the European Trust;

WHEREAS, each of the Domini PacAsia Social Equity Fund, a series of the Investment Trust, and the Domini PacAsia Social Equity Portfolio, a series of the Advisor Trust, invests its assets in the PacAsia Trust;

WHEREAS, each of the Domini EuroPacific Social Equity Fund, a series of the Investment Trust, and the Domini EuroPacific Social Equity Portfolio, a series of the Advisor Trust, invests its assets in the EuroPacific Trust;

NOW, THEREFORE, the Parties hereto, in consideration of the premises and the mutual covenants contained herein, hereby agree as follows:

1.

Joint Insured Bond.  The Parties shall maintain in effect the Policy or a substitute liability insurance policy providing comparable coverage from one or more reputable fidelity insurance companies which shall be authorized to do business in the place where the Policy is issued.

2.

Allocation of Premium.  Domini shall pay 10% of the annual premium and the Master Trust, on behalf of the Equity Trust, the European Trust, the PacAsia Trust, and the EuroPacific Trust, and the Investment Trust, on behalf the Bond Fund, shall pay 90% of the annual premium.  The portion of the annual premium to be borne by the Master Trust, on behalf of each of the Equity Trust, the European Trust, the PacAsia Trust, and the EuroPacific Trust, and the Investment Trust, on behalf the Bond Fund, for each policy year shall be divided between the Master Trust and the Investment Trust based upon the respective gross assets of the Equity Trust, the European Trust, the PacAsia Trust, the EuroPacific Trust, and the Bond Fund at the close of business on July 31 of the prior policy year.

3.

Allocation of Proceeds.

(a)

If one or more Parties sustain a single loss for which recovery is received under the Policy, each Party shall receive that portion of the recovery which is sufficient in amount to indemnify that Party in full for the loss sustained by it (other than the portion thereof subject to a deductible), unless the recovery is inadequate to fully indemnify all Parties for such single loss.

(b)

If the recovery is inadequate to indemnify fully each Party for such single loss (other than the portion thereof subject to a deductible), the recovery shall be allocated among the Parties as follows:

(i)

Each Insured shall be allocated an amount equal to the lesser of its actual loss (net of any deductible) and its pro rata coverage as determined by calculating the assets of that Insured in proportion to the total assets of all Insureds; and

(ii)

The remaining portion of the recovery (if any) shall be allocated to each Insured for the portion of the loss not fully indemnified by the allocation under subparagraph (i) in the same proportion as the portion of each Insured's loss which is not fully indemnified bears to the sum of the unindemnified loss of itself and each other Insured.  If such allocation would result in any Insured's receiving a portion of the recovery in excess of the loss actually sustained by it, the aggregate of such excess portion shall be reallocated to each other Insured if its losses would not be fully indemnified as a result of the foregoing allocation.

(iii)

All claims of the Insureds which have been duly proved and established under the Policy shall be satisfied in full before satisfaction of any claims of Domini, if any.

(c)

If the recovery made pursuant to subparagraphs (a) and (b) hereof reduces the total amount of coverage provided by the Policy because recovery is made from a portion of the Policy written on an "annual aggregate" basis:

(i)

The Parties agree to seek additional coverage to reinstate the reduction in coverage; or

(ii)

In the event any subsequent loss is sustained, any recovery by a Party in excess of the minimum amount allocated to it from coverage written on an "annual aggregate" basis shall be reallocated in the event of subsequent single loss among the Party or Parties sustaining the earlier loss(es) and the other Parties in accordance with subparagraphs (a) and (b) above; or

(iii)

Any recovery in excess of the minimum amount allocated from coverage written on an "annual aggregate" basis shall be paid into an escrow account and allocated in accordance with subparagraphs (a) and (b) above upon final determination of the aggregate losses for the policy year.

(d)

In the event that a recovery by a Party is less than its actual loss because of the applicability of a deductible clause that is applicable on an "annual aggregate" rather than a "per occurrence" basis and one or more other Parties sustain a subsequent loss or losses to which none or only the remaining portion of the deductible amount applies, the Party(ies) that sustained the earlier loss(es) shall be entitled to a portion of the recovery with respect to the later loss(es) such that the total burden of the deductible amount is borne between and/or among the Parties in accordance with the percentages set forth in Section 3(b) hereto.

4.

Claims and Settlements.  Each Party shall, within ten days after the making of any claim under the Policy, provide the other Parties with written notice of the amount and nature of such claim.  Each Party shall, within ten days after the receipt thereof, provide the other Parties with written notice of the terms of settlement of any claim made under the Policy by such Party.

5.

Withdrawal.  Any Party may withdraw from this Agreement at any time and cease to be a party hereto (except with respect to losses occurring prior to such withdrawal) by giving not less than 30 days' prior written notice to the other Parties of such withdrawal.  Upon withdrawal, such Party shall cease to be named insured on the Policy and shall be entitled to receive any premium rebated by the insurance company with respect to such withdrawal.

6.

Governing Law.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

7.

No Assignment.  This Agreement is not assignable.

8.

Notices.  All notices and other communications hereunder shall be in writing and shall be addressed to the appropriate party at the following addresses:

For Domini Social Trust, Domini Social Investment Trust, Domini Institutional Trust, and Domini Advisor Trust 536 Broadway, 7th Floor New York, New York 10012

9.

Limitation of Liability.  Notice is hereby given that this Agreement has been executed on behalf of the Insureds by officers of the Insureds as officers and not individually, and the obligations of the Insureds arising out of this Agreement are not binding upon any of the trustees, officers or investors of the Insureds individually but are binding only upon the assets and property of the Insureds.

[Signature Page follows.]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the day and year first written above.

DOMINI SOCIAL TRUST By: /s/Carole M. Laible Title: Treasurer	DOMINI ADVISOR TRUST By: /s/Carole M. Laible Title: Treasurer
DOMINI SOCIAL INVESTMENT TRUST By: /s/Carole M. Laible Title: Treasurer	DOMINI SOCIAL INVESTMENTS LLC By: /s/Amy L. Domini Title: CEO
DOMINI INSTITUTIONAL TRUST By: /s/Carole M. Laible Title: Treasurer